Exhibit 10.56

March 27, 2015

[NAME]

[ADDRESS]

Re:    Release Payment

Dear [NAME]:

On behalf of Samson Resources Corporation (the “Company”), I am pleased to inform you that the Company has decided to pay you a portion of the award set forth under the Officer Retention Agreement (the “Retention Agreement”), effective November 14, 2014, by and between you and the Company, subject to the terms and conditions set forth in this letter agreement (this “Release Agreement”).

1. Release Payment. Subject to the conditions set forth herein, you will receive a payment (the “Release Payment”), in the amount of [$XX], which is equal to fifty percent (50%) of the retention award described in the Retention Agreement, to be paid by the Company within five (5) days of the receipt of your countersignature of this Release Agreement; provided that, in the event your employment is terminated by the Company for Cause (as defined in the Retention Agreement) or by you for any reason other than death or disability, in either case, before September 2, 2015, you will be required to repay to the Company within 10 days of such termination the Release Payment (net of taxes withheld from the Release Payment) that was paid to you. You further agree that your acceptance of the Release Payment terminates the Retention Agreement and releases the Company from all obligations arising under such Sections, including the Samson Resources Corporation Voluntary Severance Plan for Officers; provided that Section 1.1 and the COBRA Premium Payments provision contained in Section 5.2 of the Retention Agreement shall continue to apply in accordance with their terms. For the sake of clarity, the provision of COBRA Premium Payments contained in Section 5.2 of the Retention Agreement shall only be provided if you are terminated by the Company for a reason other than Cause (as defined in the Retention Agreement) or by you for any reason other than death or disability, in either case, before September 2, 2015.

2. Release. Payment of the Release Payment shall be conditioned upon your execution and non-revocation of the Waiver and Release of Claims Agreement, attached hereto as Exhibit A.

3. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

4. No Right to Continued Employment. Nothing in this Release Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

5. Other Benefits. The Release Payment is a special incentive payment to you and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

6. No Assignments; Successors. This Release Agreement is personal to each of the parties hereto. Except as provided in this paragraph, no party may assign or delegate any right or obligation hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Release Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided that the Company will require such successor to expressly assume and agree to perform this Release Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

7. Effectiveness. This Release Agreement shall be effective March 31, 2015.

8. Governing Law. This Release Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of Oklahoma, without reference to rules relating to conflicts of laws.

9. Counterparts. This Release Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10. Entire Agreement; Amendment. This Release Agreement constitutes the entire agreement between you and the Company with respect to the Release Payment and supersedes any and all prior agreements or understandings between you and the Company with respect to the Release Payment, the Retention Agreement and the Samson Resources Corporation Voluntary Severance Plan for Officers, whether written or oral. This Release Agreement may be amended or modified only by a written instrument executed by you and the Company.

11. Section 409A Compliance. Although the Company does not guarantee the tax treatment of the Release Payment, the intent of the parties is that the Release Payment be exempt from the requirements of Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Release Agreement shall be interpreted in a manner consistent therewith.

2

This Release Agreement is intended to be a binding obligation on you and the Company. If this Release Agreement accurately reflects your understanding as to the terms and conditions of the Release Payment, please sign and date one copy of this Release Agreement no later than March 27, 2015 and return the same to me for the Company’s records. You should make a copy of the executed Release Agreement for your records.

Very truly yours,

SAMSON RESOURCES CORPORATION

By:	/s/ Randy Limbacher

Name: Randy Limbacher
Title: President and Chief Executive Officer

The above terms and conditions accurately reflect our understanding regarding the terms and conditions of the Release Payment, and I hereby confirm my agreement to the same.

	Dated:	, 2015
[NAME]

Signature Page to Release Payment Letter

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (this “Release”) is being entered into by and between [NAME] (“Officer”) and Samson Resources Corporation (“Company”), subject to the terms and conditions set forth in this Release in reference to the Release Payment Letter Agreement entered into between Officer and Company, dated as of March 31, 2015 (the “Release Agreement”). As used in this Release, “Company” is defined as, shall mean and shall include (i) Samson Resources Corporation and any of its subsidiaries or affiliates, (ii) Samson Investment Company and any of its subsidiaries or affiliates (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Officer Retention Agreement effective November 14, 2014 by and between Officer and the Company (the “Retention Agreement”).

As a condition to receiving the Release Payment contemplated in the Release Agreement, Officer must execute and deliver this Release.

1.	Claims That Are Being Released.

Officer agrees that this Release constitutes a full and final release by Officer and Officer’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Officer has or may have to date against Company and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Company’s benefits, and their respective officers, directors, managers, members, shareholders, Officers, predecessors, successors, and assigns, arising out of or related to Officer’s employment and/or the termination thereof, any agreements between Officer and Company, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Officer signs this Release. To the fullest extent allowed by law, Officer hereby waives and releases any and all such claims, charges, and complaints in return for the Release Payment as set forth in the Release Agreement. This Release is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Company’s right to terminate Officers, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims under the Retention Agreement, except as set forth in the Release Agreement

b.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Oklahoma Anti-Discrimination Act, the Colorado Anti-Discrimination Act, the Texas Labor Code and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

c.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, claims under the Standards for Workplace Drug and Alcohol Testing Act (Oklahoma); and claims for wrongful termination in violation of public policy;

d.	Claims arising under the Employee Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Company’s or its affiliates’ employee benefit plans, as applicable;

e.	Claims arising under the Worker Adjustment and Retraining Notification Act or similar state or local laws; and

f.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

2.	Claims That Are Not Being Released.

2.1	Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after Officer signs this Release, (c) any claims or rights with respect to the accrued base salary, (d) any claims or rights arising after Officer signs this Release that Officer may have in Officer’s capacity as a stockholder of the Company or to payments or benefits under any equity award agreement between the undersigned and Company or (e) to any claims or rights, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between Officer and the Company or under the bylaws, certificate of incorporation or other similar governing document of Company.

2.2	Further, this Release will not prevent Officer from doing any of the following:

a.	Asserting any right that is created or preserved by the Release Agreement or this Release; and

b.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Officer is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Officer’s behalf).

3.	Additional Officer Covenants.

3.1	Confidential or Proprietary Information. Officer agrees not to use, remove from the Company’s premises, make unauthorized copies of or disclose any confidential or proprietary information of the Company or any affiliated or related entities, including but not limited to, trade secrets, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information of the Company and any affiliated or related entities.

3.2	Code of Business Conduct and Ethics. Officer shall continue to adhere to his/her continuing obligations under the Company’s Code of Business Conduct and Ethics.

3.3	Solicitation of Employees, Consultants and Other Parties. Officer agrees that during the term of his or her employment, and for a period of 12 months immediately following his or her date of termination of employment with the Company for any reason, Officer shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away any of the Company’s employees, either for Officer or for any other person or entity, and Officer further agrees not to otherwise interfere with the relationship between Company or any of the Company’s employees.

3.4	Non-Disparagement. Officer agrees that he or she will not engage in any conduct that is injurious, damaging or disparaging to the reputation and/or interest of the Company, including its past and present parent companies, members, managers, officers, shareholders, partners, subsidiaries, affiliates, divisions, employee benefit and/or pension plans and funds, successors and assigns and all of its and their past or present directors, members, managers, officers, agents, trustees, administrators, attorneys, employees, fiduciaries and assigns (whether acting as agents for Company, its affiliates or its related entities or in their individual capacities, collectively the “Company Group”), including but not limited to: (i) divulging, communicating, or in any way making use of any confidential, sensitive or proprietary information acquired in the performance of Officer’s duties for the Company; (ii) publicly or privately disparaging, or inducing or encouraging others to publicly or privately disparage, any member of the Company Group; (iii) retaliating against any member of the Company Group in any way whatsoever; or (iv) disclosing the facts or circumstances giving rise to or surrounding the termination of Officer’s employment with the Company. For the purpose of this Release, the term “disparage” or “disparaging” shall include, without limitation, comments or statements to the press or any individual or entity with whom the Company Group has a business relationship that would adversely affect in any manner: (a) the conduct of a member of the Company Group’s business, or (b) the business reputation of the Company group. For the purpose of this Release, “Releasees” shall mean the Company.

3.5	Acknowledgement. Officer acknowledges and agrees that any violation by Officer of the provisions of Sections 3.2 through 3.4 shall be considered a material breach of Officer’s obligations under the Release as to which the Company may seek repayment of other payments made to Officer pursuant to the Release Agreement. Officer also consents, to the extent permitted by law, to the entry of injunctive relief against Officer without the necessity of the Company posting a bond, in addition to the Company’s right to pursue any and all of its remedies under law. Officer agrees that the Company’s actions pursuant to this Section, including but not limited to filing a legal action, are permissible and are not and will not be considered by Officer to be retaliatory. Officer further acknowledges that nothing in this Section shall be deemed to limit the Company’s remedies at law or in equity for any breach by Officer of any of the provisions of Sections 4.2 through 4.4, which may be pursued by the Company.

3.6	Officer represents that he/she has not filed any complaints or charges against Company relating to his/her separation or the terms or conditions of Officer’s former employment with Company and that if any agency or court assumes jurisdiction of any complaint or charge against Company on behalf of Officer concerning Officer’s former employment with Company, Officer understands and agrees that he/she has, by his/her knowing and willing execution of this Release, waived his/her right to any form of recovery or relief against Company relating thereto including, but not limited to, any entitlement to attorneys’ fees accruing there from; provided, however, that this provision shall not preclude Officer from pursuing appropriate legal relief against Company for redress of a material breach of by Company of this Release.

3.7	Officer acknowledges and understands that the Release Payment given for this Release shall not be in any way construed as an admission by Company of any improper acts or any improper employment decisions, and that Company specifically disclaims any liability on the part of itself, its agents, Officers, representatives or assigns in this regard.

4.	Effective Date.

Officer understands and acknowledges that by signing this Release, Officer is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

5.	Governing Law.

5.1	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

5.2	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

This Release was provided to Officer for consideration on March 27, 2015.

OFFICER IS HEREBY ENCOURAGED AND ADVISED TO CONFER WITH AN ATTORNEY REGARDING THIS RELEASE. BY SIGNING THIS RELEASE, OFFICER ACKNOWLEDGES THAT OFFICER HAS CONSULTED, OR HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OR A REPRESENTATIVE OF OFFICER’S CHOOSING, IF ANY, AND THAT OFFICER IS NOT RELYING ON ANY ADVICE FROM COMPANY, ITS AGENTS OR ATTORNEYS IN EXECUTING THIS RELEASE.

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Officer certifies that he/she has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Officer further states and confirms that Officer has signed this Release knowingly and voluntarily and of Officer’s own free will, and not as a result of any threat, intimidation or coercion on the part of Company or its representatives or agents.

OFFICER

Date:

COMPANY

Date:	BY:
ITS: